Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2007, accompanying the 2006 and 2005 consolidated financial statements of Redwood Trust, Inc. and subsidiaries and management’s 2006 assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

San Francisco, CA
November 23, 2007